Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973
Synovus Reports Results for Fourth Quarter 2008
Columbus, Ga., January 22, 2009 — Synovus reported a net loss for the fourth quarter of 2008 of $637 million, or $1.93 per share, compared to income from continuing operations of $53.1 million, or $0.16 per diluted share for the fourth quarter of 2007. The fourth quarter 2008 results include provision expense of $364 million and a $443 million non-cash goodwill impairment charge. Excluding the goodwill impairment charge, Synovus’ net loss would have been $195 million, or $0.59 per share, for the quarter.
     For the full year 2008, Synovus reported a net loss of $584 million, or $1.77 per share, compared to income from continuing operations of $343 million, or $1.04 per share for 2007. Excluding the goodwill impairment charges of $480 million in 2008, Synovus’ net loss would have been $105 million, or $0.32 per share, for the year.
     Synovus previously announced that it was reviewing its goodwill for potential impairment. Based on the results of this review, Synovus recorded a non-cash $443 million (pre-tax and after-tax) goodwill impairment charge during the fourth quarter of 2008. This charge had no impact on Synovus’ tangible capital levels, regulatory capital ratios, or liquidity. Additionally, goodwill impairment has no connection to or utilization of capital received from the U.S. Treasury as part of the Capital Purchase Program.
     “As the economy continued to deteriorate in the fourth quarter, credit quality in the residential construction and development portfolios, especially in Atlanta, continued to weaken,” said Richard Anthony, Chairman and CEO. “We are taking actions to recognize and liquidate these non-performing credits as efficiently and economically as possible. During the fourth quarter, our sequential quarter core deposit growth was 11% (annualized). We believe this puts us in a very strong liquidity position at the end of one of the worst years the financial services industry has faced. Additionally, in the fourth quarter, we received approximately $968 million from the sale of preferred stock and warrants to the U.S. Treasury as part of the government’s Capital Purchase Program. As of December 31, 2008, our Tier 1 Capital Ratio was 11.22%, Total Risk-Based Capital Ratio was 14.55%, and Tangible Common Equity to Tangible Assets Ratio was 7.91%. We believe the strength of our liquidity and strong capital structure positions us well for the future.”
     The provision expense for the quarter was $363.9 million, compared to $151.4 million last quarter. The provision for loan losses covered net charge-offs by 159% for the quarter. For the full year 2008, provision expense of $700 million exceeded net charge-offs by $231 million. The ratio of nonperforming assets to loans, impaired loans held for sale, and other real estate was 4.16%, as of December 31, 2008, compared to 3.58% last quarter. Nonperforming loans were $922 million as of December 31, 2008, an increase of $152 million from the third quarter of
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2008. The Atlanta market represents 29% of Synovus’ total loans in the residential construction and development portfolios and 45% of the nonperforming loans in the residential construction and development portfolios.
     The net charge-off ratio for the quarter was 3.25% compared to 1.53% last quarter. The net charge off ratio for the full year 2008 was 1.71%. The allowance for loan losses was 2.14% of loans as of December 31, 2008, compared to 1.68% as of September 30, 2008.
     During the fourth quarter, Synovus continued to refine its non-performing asset disposal strategy. In addition to the individual bank teams aggressively identifying and liquidating non-performing assets, Synovus formed a separate subsidiary to purchase certain non-performing assets from its subsidiary banks, assess the economics of disposal of these assets, and centrally and effectively manage the liquidation of these assets. This entity has acquired approximately $500 million of these assets as of December 31, 2008 and has identified approximately $150 million of these assets for liquidation in the near term. These assets have been written down an additional $50 million in the fourth quarter to reflect the estimated proceeds from liquidation.
     In the current environment, Synovus has focused on growing deposits faster than loans. Total core deposits (excludes brokered deposits) grew 11.1% (annualized) on a sequential quarter basis and 5.1% over the 2007 year end balance. Shared deposit products that provide up to $7,750,000 of FDIC insurance per individual account were up $852 million in certificate of deposit and money market accounts in the fourth quarter.
     Total loans grew 3.9% (annualized) on a sequential quarter basis. Commercial and industrial loans grew 5.9% and retail loans grew 5.5%, while residential construction and development loans declined 15.3% on a sequential quarter annualized basis. The net interest margin for the quarter was 3.20%, compared to 3.42% last quarter. Net interest income for the fourth quarter was $258.0 million compared to $286.7 million in the fourth quarter of 2007.
     Reported non-interest expense for the fourth quarter 2008 was $723.2 million. Excluding the goodwill impairment charge, non-interest expense for the fourth quarter of 2008 was $280.5 million compared to $235.2 million in the fourth quarter 2007. The increase consisted primarily of a $59.0 million increase in losses and costs related to foreclosed real estate, $3.7 million increase in professional fees, and a $3.8 million increase in FDIC insurance and other regulatory fees. Synovus’ efforts to manage headcount during 2008 have resulted in a reduction of 451 positions and have caused employment expenses to trend downward by $1.9 million on a linked quarter basis. For the full year 2008, no executive bonuses were paid.
     Anthony concluded, “As we look out into 2009, we are fully committed to actively and aggressively deal with our non-performing assets through the activities of our front line bankers as well as the separate subsidiary structured to enhance this capability from the corporate level. We believe continued strong core deposit growth and the U.S. Treasury funds enable us to be aggressive in resolving these credit issues while allowing us to look to the future for growth.”
     Synovus will host an earnings highlights conference call at 4:30 pm EDT, on January 22, 2009. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.
     Synovus is a financial services holding company with more than $35 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 31 banks, 336 offices, and 440 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer
Post Office Box 120 / Columbus, GA 31902
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delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
This press release and certain of our other filings with the Securities and Exchange Commission contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, our statements regarding (1) actions we are taking to recognize and liquidate non-performing credits; (2) our liquidity position and capital strength in terms of positioning us for growth in the future; (3) our commitment to aggressively deal with credit issues; (4) expectations regarding our capital position and future growth opportunities; and (5) the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release and our filings with the Securities and Exchange Commission. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release and our filings with the Securities and Exchange Commission include: (1) further deteriorations in credit quality, particularly in residential construction and development loans, may continue to result in increased non-performing assets and credit losses, which will adversely impact us; (2) declining values of residential real estate may result in further write-downs of assets, which may increase our credit losses and negatively affect our financial results; (3) continuing weakness in the residential real estate environment may negatively impact our ability to liquidate non-performing assets; (4) our ability to manage fluctuations in the value of our assets and liabilities to maintain sufficient capital and liquidity to support our operations; (5) continuing deteriorations in general economic conditions and conditions in the financial markets; (6) inadequacy of our allowance for loan losses, or the risk that the allowance may prove to be inadequate or may be negatively affected by credit risk exposures; (7) changes in the interest rate environment which may increase funding costs and reduce earning assets yields, thus reducing margins; (8) changes in accounting standards, particularly those related to determination of allowance for loan losses and fair value of assets; (9) slower than anticipated rates of growth in non-interest income; (10) impact of the Emergency Economic Stabilization Act and other recent and proposed changes in the regulation of banks and financial institutions; (11) restrictions or limitations on access to funds from subsidiaries, thereby restricting our ability to make payments on our obligations or dividend payments; (12) risks associated with litigation; (13) the impact on our borrowing costs, capital cost and our liquidity if we do not retain our current credit ratings; (14) the volatility of our stock price; and (15) and the other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
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Post Office Box 120 / Columbus, GA 31902
www.synovus.com